Exhibit 99.1

NEWS RELEASE

For More Information Contact:

Frank B. O’Neil
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

Drayton Nabers Rejoins ProAssurance Board of Directors

BIRMINGHAM, AL — (BUSINESS WIRE) — December 5, 2007 – The Board of Directors of ProAssurance Corporation (NYSE: PRA) elected Drayton Nabers, Jr. to serve on our Board today. Mr. Nabers previously served on our Board until he resigned to enter state government.

ProAssurance Chief Executive Office Stan Starnes said Nabers’ unique expertise will be an asset. Starnes added, “Drayton’s experience as the former chief executive officer at one of the country’s leading insurance companies, coupled with his legal background and commitment to public service, make him an ideal addition to our Board.”

Since leaving his position as Chief Justice of the Alabama Supreme Court in January of 2007, Mr. Nabers has re-joined the Board of Alabama National BanCorporation and has been elected as a Director of Infinity Property and Casualty Corporation. He has also become a shareholder in the law firm of Maynard, Cooper & Gale, P.C.

Prior to being appointed Chief Justice in June of 2004, he served as the Finance Director for the State of Alabama. He was the Chief Executive Officer of Protective Life Corporation from 1992 through 2001, and served as Protective Life’s President and Chief Operating Officer in the ten years prior to becoming its CEO. He is a former Director of Protective Life and Energen, an Alabama-based energy exploration and natural gas utility company

Mr. Nabers is elected to serve until our Annual Meeting of Shareholders in 2010, although we intend to ask our shareholders to ratify the Board’s election of Mr. Nabers at the 2008 Annual Meeting. The Board has determined that Mr. Nabers is an independent director under the rules of the Securities and Exchange Commission and the New York Stock Exchange.

About ProAssurance

ProAssurance Corporation is the nation's fourth largest writer of medical professional liability insurance through our principal subsidiaries The Medical Assurance Company, Inc., ProNational Insurance Company, NCRIC, Inc., Physicians Insurance Company of Wisconsin, Inc., and Red Mountain Casualty Insurance Company, Inc. ProAssurance is one of the 100 largest property-casualty insurance groups in the nation, based on Net Written Premium. ProAssurance was recently recognized as a member of the Ward’s 50 for 2007, indicative of long-term superior financial performance and outstanding insurance security.